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EXHIBIT 11

                               JOHN HANCOCK TRUST
                              601 CONGRESS STREET
                                BOSTON, MA 02110

January 24, 2005

To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, $.01 par value (the "Shares") of the Active Bond Trust, Bond Index Trust B, Large Cap Growth Trust, 500 Index Trust B, Financial Services Trust, Equity-Income Trust, Global Bond Trust, Growth & Income Trust II, Health Sciences Trust, High Yield Trust, International Equity Index Trust A, International Equity Index Trust B, Blue Chip Growth Trust, Managed Trust, Mid Cap Stock Trust, Money Market Trust B, Overseas Equity Trust, Real Estate Securities Trust, Short-Term Bond Trust, Small Cap Growth Trust, Small Cap Value Trust and Total Return Trust of John Hancock Trust, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-14 (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933 on or about January 25, 2005.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

     2. The Shares have been duly authorized and, when sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference made to me in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Betsy Anne Seel
Betsy Anne Seel, Esq.